UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 23, 2015

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 23, 2015, our subsidiary, Hudspeth Oil Corporation (“HOC”), entered into a Farmout Agreement by and between HOC, Pandora Energy, LP (“Pandora”), Founders Oil & Gas, LLC (“Founders”), McCabe Petroleum Corporation and Greg McCabe (McCabe Petroleum Corporation and Greg McCabe are parties to the Farmout Agreement for limited purposes) for the entire Orogrande Project in Hudspeth County, Texas.  The Farmout Agreement provides for Founders to earn from HOC and Pandora (collectively, the “Farmor”) an undivided 50% of the leasehold interest in the Orogrande Project by Founder’s spending a minimum of $45 million on actual drilling operations on the Orogrande Project in the next two years.  Founders is to pay Farmor a total cost reimbursement of $5,000,000 in multiple installments as follows: (1) $1,000,000 at the signing of the Farmout Agreement (which was received); (2) within 90 days from the closing, Founders will frac and complete the Rich A-11 No. 1 Well; and (3) within five days of the spudding of each of the next eight wells drilled by Founders, Founders will pay to Farmor $500,000 resulting in the payment of the remaining amount; provided that, in the event that within 90 days after the fracing of the Rich Well, Founders notifies Farmor of its election not to drill any additional wells, Founders shall have no further obligation to make further payment.  Upon payment of the first $1,000,000, Farmor assigned to Founders an undivided 50% of the leasehold interest and a 37.5% net revenue interest in the leases subject to the terms of the Farmout Agreement (including obligations to re-assign to HOC and Pandora if the 50% interest in the entire Orogrande Project is not earned) and a proportionate share of the McCabe 10% BIAPO (back in after pay out) interest; provided, however, that for each well that Founders drills prior to earning the acreage, it will be assigned a 50% working interest in the wellbore and in the lease on which it sits.

Under a joint operating agreement (on A.A.P.L. Form 610 – 1989 Model Form Operating Agreement with COPAS 2005 Accounting Procedures) (“JOA”) also entered into on September 23, 2015, Founders Oil & Gas Operating, LLC is designated as operator of the leases.  Any variance to the operating plan will be determined by a Development Committee, which committee will be made up of members from Founders and Farmor, or their designees, to discuss and recommend the location of the drill wells, data to be gathered and the form of same.  As contemplated under the Farmout Agreement, starting within 90 days of the completion of the fracing on the Rich Well, and at all times subject to the 90 day continuous drilling clause, Founders has the option, but not the obligation, to retain the assigned interest as follows: (1) if Founders spends a minimum of $45 million on actual drilling operations while maintaining compliance with the continuous drilling clause, subject to reasonable delays resulting from reasonable Force Majeure conditions, Founders will have fulfilled its farmout obligations and will be entitled to retain the assigned interests; if Founders does not meet such obligations, it will reassign to Farmor the assigned interest except it will be entitled to retain its interest in the leases covering all wells drilled by Founders and the sections in which such wells are located; additionally, Founders will resign as operator of the JOA as to all lands reassigned; and (2) Farmor will be carried in all drilling operations during the first two years and/or $45 million in drilling operations, whichever comes last, subject to Founders’ right to recoup certain expenses on “Gap Wells.”  After three years and after Founders has earned its working interest, either party may elect to market the acreage as an entire block, including operatorship.  Should an acceptable bid arise, and both parties agree, the block will be sold 100% working interest to that third party bidder.  However, if only one party wants to accept the outside offer, the other party (the party who wishes not to sell) has the right to purchase the working interest from the selling party.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

1.01	Farmout Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: September 29, 2015	By: /s/ John Brda
John Brda
President